UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2022
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Iowa	001-31911	42-1447959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6000 Westown Parkway
West Des Moines, IA 50266
(Address of principal executive offices and zip code)
(515) 221-0002
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $1	AEL	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a share of 5.95% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series A	AELPRA	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a share of 6.625% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B	AELPRB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933
(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 23, 2022 American Equity Investment Life Holding Company (the “Company,” and including its corporate affiliates, “American Equity”) disclosed the material terms of new forms of Performance Restricted Stock Unit (RSU) Award Agreement and RSU Award Agreement under the American Equity Investment Life Holding Company Amended and Restated Equity Incentive Plan. Each of the forms is materially the same as its predecessor, except:
•in the case of termination of employment with a final separation agreement, the Company may, in its discretion, make a prorata cash payment to the awardholder. The cash payment will be determined by:
◦the number of RSUs in the award (or, in the case of Performance RSUs, the lesser of the target number of the RSUs and the number of RSUs after adjustment for the applicable performance factor);
◦the lesser of the Company common stock closing price (the “Closing Price”) on the grant date or Closing Price on the day the restrictions applicable to the RSUs lapse (or, in the case of Performance RSUs, the lesser of the grant date Closing Price or the Closing Price of the date the Company determines the performance factor); and
◦the number of anniversaries of the beginning of the performance period that passed as of the day following the awardholder’s termination of employment.
•the awardholder will forfeit any payments related to the award if the awardholder:
◦prior to receiving all payments under the award agreement, solicits American Equity employees, Independent Management Organizations, or any customers or vendors with whom the awardholder had contact in the previous 12 months, to end or reduce a relationship with American Equity; or
◦prior to the end of twelve (12) months following American Equity termination of employment, becomes engaged to provide the same or similar activities, skills, experience, or expertise the awardholder performed for American Equity to anyone (and its affiliates) the Company identifies as a competitor in its Compensation Discussion and Analysis within twelve (12) months on or prior to the end of the awardholder’s American Equity employment.
On February 23, 2022 the Company also disclosed the material terms of its Deferred Long-Term Incentive Cash Plan (the “Plan”). Plan awards are general unsecured Company obligations.
Under the Plan, American Equity’s executive officers will receive annual awards in an initial amount determined by a percentage of the executive’s long-term incentive opportunity approved by the Company’s Compensation and Talent Management Committee. Select other American Equity employees will also receive awards under the Plan at the Company’s discretion.
For each year’s award, the Company will set a “target” and “maximum” return on that year’s private asset investments (which may be expressed in ranges). If the return for the first three (3) years of investment (the “Initial Period”) is below target, the awards will earn no returns for the Initial Period. If the return for the Initial Period is at target, the awards will earn the same return as the private assets did. If return for the Initial Period is above target, the awards will earn a multiple of the return (the “Multiplier”): one-and-one-half (1 ½) for above target but less than maximum return, two (2) for the maximum return, and two-and-one-half (2 ½) for above maximum return. For the fourth (4th) and each subsequent year, the awards will earn the same return as the private assets times any Multiplier determined by the private assets’ return for the Initial Period (or no return if the private assets’ return for that year is negative).
Each award will vest at the end of the Initial Period, and any post-Initial Period returns will vest annually on crediting, in each case assuming continued American Equity employment. Awards and earnings will also vest upon termination of employment in the following cases: with a final separation agreement, by death, with disability payments, or with at least five (5) years of American Equity service and fifty (50) years of age or older. Awards and earnings also vest upon a Company change-in-control. Otherwise, an awardholder will forfeit any unvested awards and earnings upon end of American Equity employment.
Awardholders may choose payment of vested awards and earnings at end of employment or beginning on a specified date, and in a lump sum or in up to fifteen (15) installments.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Date: February 23, 2022	By:	/s/ Phyllis Zanghi
Phyllis Zanghi
Executive Vice President and Chief Legal Officer